UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 7, 2017
Date of Report (Date of Earliest Event)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Sotheby's has adopted a Rule 10b5-1 plan for the purpose of repurchasing shares of its Common Stock to offset shares recently granted by the Company as equity compensation for executive and other officers.
Any share repurchases under the Rule 10b5-1 plan will be made in accordance with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934. The plan has been established pursuant to, and as part of, Sotheby’s share repurchase program. As previously announced, on September 30, 2016, the Board of Directors of Sotheby’s approved a $75 million increase to the Company’s then existing $325 million share repurchase authorization, resulting in an updated total share repurchase authorization of $400 million (less amounts already used to repurchase shares). Approximately $40 million remains authorized and unused under the Company’s share repurchase authorization.
A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by Sotheby’s will have the authority under the terms and limitations specified in the plan to repurchase shares on Sotheby’s behalf in accordance with the terms of the plan. Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan. Sotheby’s may terminate the plan at any time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ David G. Schwartz

Name:	David G. Schwartz
Title:	Senior Vice President,
Chief Securities Counsel and
Corporate Secretary
Date:	March 7, 2017